Exhibit 2.1
EXECUTION VERSION
STOCK PURCHASE AGREEMENT
By and Among
PNM RESOURCES, INC.
TNP ENTERPRISES, INC.
and
DIRECT LP, INC.
Dated as of September 23, 2011

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EXHIBITS

Exhibit A	Purchaser’s Guarantee
Exhibit 1.01(c)	Persons whose knowledge constitutes Parent’s Knowledge
Exhibit 5.06	Transition Services Agreement
Exhibit 6.01	Employees of the Acquired Companies
DISCLOSURE SCHEDULE

Section 3.04	Material Conflicts
Section 3.05	Required Governmental Consents
Section 3.06(a)	Financial Statements
Section 3.06(b)	Accounting Exceptions
Section 3.06(c)	Reference Statement
Section 3.07	Material Liabilities
Section 3.08	Conduct Outside the Ordinary Course of Business/Material Adverse Effect
Section 3.09	Litigation or Other Proceedings
Section 3.10(a)	Compliance with Laws
Section 3.10(b)	Permits
Section 3.12(a)	Company Intellectual Property
Section 3.12(b)	Software and Use Exceptions
Section 3.13(a)	Owned Real Property
Section 3.13(b)	Leased Real Property
Section 3.14(a)	Employee Benefit Plans
Section 3.14(b)	Termination of or Reportable Events under Benefit Plans
Section 3.14(c)	Benefit Plan Compliance Issues
Section 3.14(d)	Payments or Benefits to Employees due to Agreement
Section 3.15	Tax Returns/Tax Payments
Section 3.16(a)	List of Material Contracts
Section 3.16(b)	Breach or Default under Material Contracts
Section 3.18	Insurance
Section 3.19	Trading Contracts
Section 5.01	Permitted Actions of Acquired Companies Prior to Closing
Section 5.09	Affiliate Agreements that Survive Closing
Section 5.11(a)	Letters of Credit
Section 5.11(b)	Guarantees
Section 6.02	Employees to be Terminated

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THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of September 23, 2011, by and among PNM RESOURCES, INC., a New Mexico corporation (the “Parent”), TNP ENTERPRISES, INC., a Texas corporation (the “Seller”), and DIRECT LP, INC., a Delaware corporation (the “Purchaser”).
RECITALS
WHEREAS, the Parent owns all of the issued and outstanding capital stock of the Seller, and the Seller owns all of the issued and outstanding common stock, no par value (the “Stock”) of FCP Enterprises, Inc., a Delaware corporation (the “Company”);
WHEREAS, the Company owns a 99.5% limited partner interest in First Choice Power, L.P., a Texas limited partnership (“FCP”), a 99.9% limited partner interest in First Choice Power Retail LP, a Texas limited partnership (“FCP Retail”), and a 100% membership interest in First Choice Power GP, LLC, a Texas limited liability company (“FCPGP”);
WHEREAS, FCPGP owns a 0.5% general partner interest in FCP and a 0.1% general partner interest in FCP Retail;
WHEREAS, FCP owns a 99.5% limited partner interest in First Choice Power Special Purpose, L.P., a Texas limited partnership (“FCPSPLP”), and FCPGP owns 100% of First Choice Special Purpose GP, LLC (“FCSPGP”, and collectively with FCP, FCPGP, FCP Retail, and FCPSPLP, the “FCP Subsidiaries”) and FCSPGP owns a 0.5% general partner interest in FCPSPLP;
WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, the Stock, all upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Parent, the Seller and the Purchaser hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01 Certain Defined Terms. For purposes of this Agreement:
“Accounting Policies” means GAAP as modified or adjusted as set forth in the Reference Statement.
“Acquired Companies” means, collectively, the Company and the FCP Subsidiaries, and “Acquired Company” means any one of the Acquired Companies.
“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is controlled by, or is under common control with, such specified Person.
“Assets” means the assets and properties of the Acquired Companies.
“Business” means the Acquired Companies’ business of competitive retail marketing of electricity in ERCOT.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Albuquerque, New Mexico or New York City, New York.
“Closing Date Estimate Statement” means the estimated statement of Working Capital to be prepared pursuant to Section 2.06(a), to be dated as of the Closing Date and prepared in accordance with the Accounting Policies.
“Closing Statement” means the statement of Working Capital to be prepared pursuant to Section 2.06(b), to be dated as of the Closing Date and prepared in accordance with the Accounting Policies.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company IP Agreements” means all (i) licenses of Intellectual Property to any of the Acquired Companies and (ii) licenses of Intellectual Property by any of the Acquired Companies to third parties.
“Company Intellectual Property” means all Intellectual Property owned by the Acquired Companies that is material to the operation of the Business as currently conducted.
“Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.
“Confidential Information Presentation” means the Confidential Information Presentation in respect of the Business dated June 20, 2011, and the FCP Long Range Plan and related financial information delivered with such Presentation.
“Conveyance Taxes” means sales, documentary, registration, use, value added, transfer, stamp, stock transfer, real property transfer and similar Taxes and conveyance fees, recording charges, and other similar fees and charges (and any penalties and interest thereon).
“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof and as amended or supplemented by the Seller pursuant to the terms hereof, delivered by the Seller to the Purchaser in connection with this Agreement.

“Divestiture” means (i) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Purchaser or any of its Affiliates, or (ii) the imposition of any limitation or restriction on the ability of Purchaser or any of its Affiliates to freely conduct their business (including the business their Subsidiaries) or exercise full rights of ownership of such assets.
“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien or encumbrance, other than any licenses of Intellectual Property.
“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, consent decree or judgment, in each case in effect as of the date hereof, relating to the Release of Hazardous Material or protection of the environment.
“Excluded Taxes” means (i) Taxes imposed on or payable by any of the Acquired Companies for any taxable period that ends on or before the Closing Date; (ii) with respect to Straddle Periods, Taxes imposed on any of the Acquired Companies which are allocable, pursuant to Section 7.02(b), to the portion of such period ending on the Closing Date; (iii) Taxes attributable to a taxable period ending on or before the Closing Date for which any Acquired Company is held liable under Section 1.1502-6 of the Regulations (or any similar provision of state, local or foreign law) by reason of any Acquired Company being included in any consolidated, affiliated, combined or unitary group with the Parent or the Seller (or any Affiliates of the Parent or the Seller) at any time before the Closing Date; and (iv) Taxes of any Person other than any Acquired Company imposed on any Acquired Company as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring on or before the Closing Date; provided, however, that Excluded Taxes shall not include Taxes resulting from any act, transaction or omission of the Purchaser, any Acquired Company or any Affiliate of the Purchaser occurring after the Closing, and any Tax election (other than the joint election under Section 338(h)(10) of the Code) made after the Closing that relates to a period ending on or before the Closing Date.
“ERCOT” mean the Electric Reliability Council of Texas, Inc., a Texas non-profit corporation, or its successor, as applicable.
“FCPGP Operating Agreement” means the Operating Arrangement of FCPGP, dated March 22, 2004, as amended October 12, 2006.
“FCP LP Agreement” means the Agreement of Limited Partnership of FCP dated March 22, 2004, as amended October 12, 2006.
“FCP Retail LP Agreement” means the Agreement of Limited Partnership of FCP Retail, dated September 20, 2006.
“FCPSPLP LP Agreement” means the Amended and Restated Agreement of Limited Partnership of FCPSPLP, dated May 13, 2008.
“FCSPGP Operating Agreement” means the Amended and Restated Operating Agreement of FCSPGP dated January 31, 2008.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time prior to the Closing Date applied consistently throughout the periods involved.
“Governmental Authority” means any federal, national, supranational, state, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body, including ERCOT.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Material” means (a) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (b) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant, contaminant or waste under any Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of the type referred to in clauses (i) through (iii) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (v) all obligations of the type referred to in clauses (i) through (iv) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).
“Indemnified Party” means a Purchaser Indemnified Party or a Parent Indemnified Party, as the case may be.
“Indemnifying Party” means the Parent pursuant to Section 9.02 and the Purchaser pursuant to Section 9.03, as the case may be.
“Intellectual Property” means (a) patents and patent applications, (b) trademarks, service marks, trade names, trade dress and domain names, together with the goodwill associated exclusively therewith, (c) copyrights, including copyrights in computer software, (d) confidential and proprietary information, including trade secrets and know-how, (e) proprietary software, and (f) registrations and applications for registration of the foregoing.
“Interim Financial Statement Date” means the date of the Interim Financial Statements.

“IRS” means the Internal Revenue Service of the United States.
“Law” means any federal, national, supranational, state, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).
“Leased Real Property” means the real property leased or subleased by any of the Acquired Companies, as tenant, together with, to the extent leased by any of the Acquired Companies, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of any Acquired Company attached or appurtenant thereto.
“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.
“Material Adverse Effect” means any circumstance, change in or effect on the Acquired Companies that has occurred and could reasonably be expected to have a materially adverse effect on the results of operations or the financial condition of the Acquired Companies, taken as a whole; provided, however, that, except to the extent the circumstance, change in or effect affects the Acquired Companies materially differently from other like businesses, none of the following, either alone or in combination, shall be considered in determining whether there has been a “Material Adverse Effect”: (a) any change (or changes taken together) or effect generally affecting the electric industry as a whole and not affecting the Acquired Companies materially differently from other like businesses, (b) any change (or changes taken together) or effect resulting from changes in wholesale or retail markets for electric power, including changes in the cost of fuels or the pricing of electrical power, (c) any change (or changes taken together) or effect resulting from the markets for fuel, (d) any change (or changes taken together) in, or effect on, the North American, national, regional or local transmission or distribution systems, (e) any change (or changes taken together) or effect which is cured (including by the payment of money) before the Closing Date, (f) any order of or action by any Governmental Authority applicable to providers of generation, transmission, or distribution of electricity generally, or to retail electric providers in ERCOT generally or to “qualified scheduling entities” in ERCOT generally, that, in any such case, imposes restrictions, regulations, or other requirements thereon, (g) any change (or changes taken together) or effect resulting from action or inaction by a Governmental Authority with respect to a regional transmission operator, an independent system operator or retail access in Texas, (h) changes in Laws, of general applicability or interpretation thereof by courts or any Governmental Authority, (i) effects resulting from factors generally affecting the economy, financial markets, capital markets or commodities, credit or energy trading markets, (j) any change or effect resulting from any hurricane or severe weather, (k) changes arising from the consummation of the transactions contemplated by, or the announcement of the execution of, this Agreement, including (i) any actions of competitors or customers, (ii) any actions taken by or losses of employees or (iii) any delays or cancellations of orders for products or services, (l) any circumstance, change or effect that results from any action taken pursuant to or in accordance with this Agreement or at request of the Purchaser and (m) changes caused by acts of terrorism or war (whether or not declared), civil unrest or similar event.

“Owned Real Property” means real property in which a Person has fee title (or equivalent) interest, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of such Person attached or appurtenant thereto.
“Parent’s Knowledge”, “Knowledge of the Parent” or similar terms used in this Agreement mean the actual (but not constructive or imputed) knowledge of the Persons listed in Exhibit 1.01(c) as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate).
“Permitted Encumbrances” means (a) statutory liens for current Taxes, water, sewage, license, Permits, inspection or other similar fees or charges not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings, (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of any Acquired Company or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (c) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities which do not materially interfere with the present use of the Assets, and (d) all covenants, conditions, restrictions, easements, charges, rights-of-way, other Encumbrances and similar matters of record set forth in any state, local or municipal franchise of any of the Acquired Companies which do not materially interfere with the present use of the Assets.
“Permits” means any approvals, authorizations, consents, licenses, permits, variances or certificates from any Governmental Authority necessary to conduct, transact, or maintain the Business, or to own, operate or maintain any properties of the Acquired Companies.
“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.
“Purchaser Bank Account” means a bank account in the United States to be designated by the Purchaser in a written notice to the Parent on the Closing Date.
“Real Property” means all land, buildings, improvements and fixtures erected thereon and all appurtenances related thereto.
“Reference Statement” means the unaudited statement of Working Capital, dated as of the Reference Statement Date and prepared in accordance with the Accounting Policies, a copy of which is set forth in Section 3.06(c) of the Disclosure Schedule.
“Reference Statement Date” means August 31, 2011.

“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.
“Release” means any release, spill, emission, leaking, injection, deposit, disposal, or discharge into the outdoor environment.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller Bank Account” means a bank account in the United States to be designated by the Parent in a written notice to the Purchaser at least five Business Days before the Closing.
“Software” means any and all computer programs used in the Business of any Acquired Company.
“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.
“Subsidiaries” means all those corporations, associations or other business entities of which an entity either owns or Controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent.
“Subsidiary Governing Documents” means the FCP LP Agreement, the FCPGP Operating Agreement, the FCP Retail LP Agreement, the FCSPGP Operating Agreement, and the FCPSPLP LP Agreement.
“Targeted Working Capital” means an amount equal to $0.
“Tax” or “Taxes” means any and all taxes, including federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, escheat, unclaimed property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
“Tax Returns” means any and all returns, reports and forms (including elections, declarations, amendments, schedules, information returns or attachments thereto) filed or required to be filed with a Governmental Authority with respect to Taxes.
“Trading Contract” means any forward, futures, option, swap, hedge, collar, cap, floor or similar contract regarding electric energy or the generation, scheduling, transmission, or distribution of electricity, or any fuels related thereto, and any other derivative instrument, contract or arrangement based thereon or on any related indices, regardless of whether such instrument, contract or arrangement provides for or results in physical delivery of electric energy or fuel or cash settlement, including, but not limited to contracts for forward delivery of physical output of assets or physical load obligations.
“Working Capital” means the excess or deficit of current assets of the Acquired Companies minus Indebtedness plus current liabilities of the Acquired Companies, as shown on the Closing Date Estimate Statement, Closing Statement or the Reference Statement, as the case may be, and, in each case, determined in accordance with the Accounting Policies; provided, however, that current assets of the Acquired Companies shall not include prepaid assets consisting of Cost to Acquire and Aggregator Fees in excess of $10,000,000.
Section 1.02 Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location

“Adjusted Allocation Statement”	7.09(d)
“Agreement”	Preamble
“Closing”	2.03
“Closing Date”	2.03
“Combined Tax Claim”	7.04(b)
“Common Stock”	3.03
“Company”	Recitals
“Confidentiality Agreement”	5.03(a)
“ERISA”	3.14(a)
“Estimate Working Capital”	2.06(a)
“FCP”	Recitals
“FCPGP”	Recitals
“FCPSPLP”	Recitals
“FCP Retail”	Recitals
“FCP Subsidiaries”	Recitals
“FCSPGP”	Recitals
“Financial Statements”	3.06(a)
“Governmental Approvals”	3.05
“Guarantees”	5.11(b)
“Guarantor”	Recitals
“Independent Accounting Firm”	2.06(c)
“Initial Allocation Statement”	7.09(d)
“Interim Financial Statements”	3.06(a)
“Letter of Credit”	5.11(a)
“Loss”	9.02 and 9.05(c)
“Material Contracts”	3.15(a)
“Parent”	Preamble
“Parent Benefit Plans”	3.14(b)
“Parent Indemnified Party”	9.03
“PBGC”	3.14(b)
“Pension Plans”	3.14(a)

Definition	Location

“Plans”	3.14(a)
“Purchase Price”	2.02
“Purchaser”	Preamble
“Purchaser Excess Amount”	2.06(d)(i)
“Purchaser Indemnified Party”	9.02
“Purchaser’s Guarantee”	5.11(a)
“Seller”	Preamble
“Seller Excess Amount”	2.06(d)(ii)
“Stock”	Recitals
“Tax Claim”	7.04(a)
“Termination Date”	5.04(b)
“Third Party Claim”	9.06(b)
“Transferred Employee”	6.01
“Transition Services Agreement”	5.06
Section 1.03 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires: when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated; the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement; whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”; the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement unless otherwise indicated; all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; references to a Person are also to its successors and permitted assigns; and the use of “or” is not intended to be exclusive unless expressly indicated otherwise.
ARTICLE II
PURCHASE AND SALE
Section 2.01 Purchase and Sale of the Stock. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell to the Purchaser the Stock, and the Purchaser shall purchase the Stock, free and clear of all Encumbrances.
Section 2.02 Purchase Price. Subject to the adjustments set forth in Section 2.06, the purchase price for the Stock (the “Purchase Price”) shall be US$270,000,000 in cash.
Section 2.03 Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Stock contemplated by this Agreement shall take place at a closing

(the “Closing”) to be held at the offices of Parent, Alvarado Square, Albuquerque, New Mexico, 87158, at 10:00 a.m. Mountain Time on the fifth Business Day following the satisfaction or waiver of the conditions to the obligations of the parties hereto set forth in Section 8.01 and Section 8.02 or at such other place or at such other time or on such other date as the Parent, the Seller and the Purchaser may mutually agree upon in writing (the “Closing Date”).
Section 2.04 Closing Deliveries by the Parent. At the Closing, the Parent shall deliver or cause Seller to deliver to the Purchaser:
(a) certificate(s) evidencing the Stock duly endorsed in blank, or accompanied by stock powers duly executed in blank;
(b) executed counterparts of such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement;
(c) a receipt for the Purchase Price;
(d) a true and complete copy, certified by the Secretary or an Assistant Secretary of the Seller, of the resolutions duly and validly adopted by the Board of Directors of the Seller evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;
(e) a certificate of the Secretary or an Assistant Secretary of the Seller certifying the names and signatures of the officers of the Seller authorized to sign this Agreement and the other documents to be delivered hereunder;
(f) a true and complete copy, certified by the Secretary or an Assistant Secretary of the Parent, of the resolutions duly and validly adopted by the Board of Directors of the Parent evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;
(g) a certificate of the Secretary or an Assistant Secretary of the Parent certifying the names and signatures of the officers of the Parent authorized to sign this Agreement and the other documents to be delivered hereunder;
(h) a certificate of a duly authorized officer of the Parent certifying as to the matters set forth in Section 8.02(a);
(i) a certificate as to the non-foreign status of the Seller pursuant to section 1.1445-2(b)(2) of the Regulations;
(j) the minute books, share register, corporate seal, if any, and other corporate records of the Acquired Companies; and
(k) a duly completed and signed Form 8023 (Elections Under Section 338 for Corporations Making Qualified Stock Purchases) pursuant to the election under Section 7.01 of this Agreement.

Section 2.05 Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Parent and the Seller:
(a) the Purchase Price by wire transfer in immediately available funds to the Seller Bank Account;
(b) executed counterparts of such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement;
(c) a receipt for the Stock;
(d) a true and complete copy, certified by the Secretary or an Assistant Secretary of the Purchaser, of the resolutions duly and validly adopted by the Board of Directors of the Purchaser evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;
(e) a certificate of the Secretary or an Assistant Secretary of the Purchaser certifying the names and signatures of the officers of the Purchaser authorized to sign this Agreement and the other documents to be delivered hereunder;
(f) a certificate of a duly authorized officer of the Purchaser certifying as to the matters set forth in Section 8.01(a);
(g) a duly completed and signed Form 8023 (Elections Under Section 338 for Corporations Making Qualified Stock Purchases) pursuant to the election under Section 7.01 of this Agreement; and
(h) a written notice setting out the wire transfer instructions in respect of the Purchaser Bank Account.
Section 2.06 Adjustment of Purchase Price. The Purchase Price shall be subject to adjustment as specified in this Section 2.06:
(a) Closing Date Estimate Statement. At least five (5) Business Days prior to the scheduled Closing Date, the Parent shall deliver to the Purchaser the Closing Date Estimate Statement setting forth its good faith estimate of Working Capital as of the Closing Date (the “Estimate Working Capital”) prepared by the Parent in a manner consistent with the preparation of the Reference Statement. At the Closing, if the Estimate Working Capital as reflected on such Closing Date Estimate Statement (i) is less than the Targeted Working Capital, then the Purchase Price shall be decreased by the difference between the Estimate Working Capital and the Targeted Working Capital, or (ii) is greater than the Targeted Working Capital, then the Purchase Price shall be increased by the difference between the Estimate Working Capital and the Targeted Working Capital.
(b) Closing Statement. As promptly as practicable, but in any event within 60 Business Days following the Closing, the Purchaser shall deliver to the Parent the Closing Statement, setting forth the Purchaser’s good faith calculation of Working Capital as of the Closing Date, which has been prepared by the Purchaser in a manner consistent with the preparation of the Reference Statement. If requested by the Purchaser, the Parent agrees to cooperate with and assist the Purchaser in the preparation of the Closing Statement.
(c) Disputes. The Parent may dispute any amounts reflected on the Closing Statement to the extent the net effect of such disputed amounts in the aggregate would affect the Working Capital reflected on the Closing Statement, but only on the basis that the amounts reflected on the Closing Statement were not arrived at in accordance with the Accounting Policies in a manner consistent with the preparation of the Reference Statement or were arrived at based on mathematical or clerical error; provided, however, that the Parent shall have notified the Purchaser in writing of each disputed item, specifying the estimated amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within 20 Business Days of the Purchaser’s delivery of the Closing Statement to the Parent. If the Parent and the Purchaser are unable to reach a resolution as to any disputed amounts within 20 Business Days after the receipt by the Purchaser of the Parent’s written notice of dispute, the Parent and the Purchaser shall submit the items remaining in dispute for resolution to KPMG LLP (or, if such firm shall decline or is unable to act or is not, at the time of such submission, independent of the Parent and the Purchaser, to another independent accounting firm of international reputation mutually acceptable to the Parent and the Purchaser) (either KPMG LLP or such other accounting firm being referred to herein as the “Independent Accounting Firm”), which shall, within 30 Business Days after such submission, determine and report to the Parent and the Purchaser upon such remaining disputed items, and such report shall be final, binding and conclusive on the Parent, the Seller and the Purchaser. The fees and disbursements of the Independent Accounting Firm shall be allocated between the Parent and the Purchaser in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted. In acting under this Agreement, the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.
(d) Purchase Price Post-Closing Adjustment. The Closing Statement shall be deemed final for the purposes of this Section 2.06 upon the earliest of (x) the failure of the Parent to notify the Purchaser of a dispute within 20 Business Days of the Purchaser’s delivery of the Closing Statement to the Parent, and (y) the resolution of all disputes, pursuant to Section 2.06(c), by the parties or the Independent Accounting Firm. Within five (5) Business Days of the Closing Statement being deemed final, a Purchase Price adjustment shall be made as follows:
(i) In the event that Working Capital as reflected on the Closing Statement is less than the Estimate Working Capital (the difference being the “Purchaser Excess Amount”), then the Purchase Price shall be adjusted downward in an amount equal to the Purchaser Excess Amount and the Seller shall pay the Purchaser Excess Amount to the Purchaser by wire transfer in immediately available funds to the Purchaser Bank Account.
(ii) In the event that Working Capital as reflected on the Closing Statement exceeds the Estimate Working Capital (the difference being the “Seller Excess Amount”), then the Purchase Price shall be adjusted upward in an amount equal to the Seller Excess Amount and the Purchaser shall pay the Seller Excess Amount to the Seller by wire transfer in immediately available funds to the Seller Bank Account.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE PARENT
The Parent hereby represents and warrants to the Purchaser as follows:
Section 3.01 Organization, Authority and Qualification of the Parent and the Seller. The Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Mexico and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of the Parent and the Seller, the performance by each of the Parent and the Seller of its obligations hereunder and the consummation by each of the Parent and the Seller of the transactions contemplated hereby have been duly authorized by all requisite action on the part of each of the Parent and the Seller. This Agreement has been, and upon their execution such other documents shall have been, duly executed and delivered by each of the Parent and the Seller, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes, and upon their execution such other documents shall constitute, legal, valid and binding obligations of each of the Parent and the Seller, enforceable against each of the Parent and the Seller in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity).
Section 3.02 Organization, Authority and Qualification of the Acquired Companies. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of FCPGP and FCSPG is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Texas. Each of FCP, FCP Retail and FCPSPLP is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Texas. Each of the Acquired Companies has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as is currently conducted. Each of the Acquired Companies is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties leased by it or the operation of its business makes such licensing or qualification necessary or desirable, except to the extent that the failure to be so licensed, qualified or in good standing would not (a) adversely affect the ability of the Parent or the Seller to carry out its respective obligations under, and to consummate the transactions contemplated by, this Agreement or (b) otherwise have a Material Adverse Effect.

Section 3.03 Capitalization; Ownership of Stock; Subsidiaries. (a) The authorized capital stock of the Company consists of 100 shares of Common Stock (the “Common Stock”). As of the date hereof, one (1) share of Common Stock is issued and outstanding, which is validly issued, fully paid and nonassessable and was not issued in violation of any preemptive rights. There are no options, warrants, convertible securities or other rights, agreements or commitments relating to the Stock or obligating the Parent, the Seller or the Company to issue or sell any Common Stock, or any other interest in, the Company. The Stock constitutes all the issued and outstanding capital stock of the Company and is owned of record and beneficially by the Seller free and clear of all Encumbrances except for restrictions on subsequent transfers under any applicable federal or state securities Laws or any Subsidiary Governing Documents.
(b) The FCP Subsidiaries are the only direct or indirect Subsidiaries of the Company. All the outstanding membership interests or partnership interests of each of the FCP Subsidiaries have been validly issued and are fully paid and nonassessable and are owned by the Company, FCP or FCPGP, as the case may be, free and clear of all Encumbrances except for restrictions on subsequent transfers under any applicable federal or state securities laws or any Subsidiary Governing Documents. There are no options, warrants, convertible securities or other rights, agreements or commitments relating to the equity interests of any of the FCP Subsidiaries or obligating the Parent, the Seller or any Acquired Company to issue or sell any equity interest in any of the FCP Subsidiaries. There are no shareholder or similar agreements to which any of the FCP Subsidiaries are parties, other than the Subsidiary Governing Documents. Neither FCP Retail nor FCPSPLP own any equity interest in any other entity. Neither FCP nor FCSPGP own any equity interest in any entity other than FCPSPLP. FCPGP does not own any equity interest in any entity other than FCP, FCP Retail and FCSPGP.
Section 3.04 No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 3.05 have been obtained, all filings and notifications listed in Section 3.05 of the Disclosure Schedule have been made and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance of this Agreement by each of the Parent and the Seller do not and will not (a) violate, conflict with or result in the breach of the articles of incorporation or bylaws of the Parent, the Seller or the Company; or the Subsidiary Governing Documents; (b) conflict with or violate in any material respect any Law or Governmental Order applicable to the Parent, the Seller or any Acquired Company or; (c) except as set forth in Section 3.04 of the Disclosure Schedule, in any material respect, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Parent, the Seller or any Acquired Company is a party.
Section 3.05 Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by each of the Parent and the Seller do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority (“Governmental Approvals”), except (a) as described in Section 3.05 of the Disclosure Schedule, (b) the premerger notification and waiting period requirements of the HSR Act, (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, is not material and would not prevent or materially delay the consummation by the Parent or the Seller of the transactions contemplated by this Agreement or (d) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser or any of its Affiliates.
Section 3.06 Financial Information. (a) True and complete copies of (i) the audited financial statements of the Acquired Companies as of December 31, 2009 and 2010 (collectively, the “Financial Statements”), and (ii) the unaudited financial statements of the Acquired Companies as of June 30, 2011 (collectively, the “Interim Financial Statements”) are set forth in Section 3.06 of the Disclosure Schedule.
(b) The Financial Statements and Interim Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Acquired Companies (except as may be indicated in the notes thereto or in Section 3.06(b) of the Disclosure Schedule), (ii) present fairly in all material respects the financial condition and results of operations of the Acquired Companies on a consolidated basis as of the dates thereof or for the periods covered thereby and (iii) were prepared in accordance with GAAP applied on a basis consistent with the past practices of the Acquired Companies except as disclosed therein or in Section 3.06(b) of the Disclosure Schedule, and except that the Interim Financial Statements do not contain footnotes required by GAAP, are subject to normal year-end adjustments and may not be indicative of the results of the annual period.
(c) A true and complete copy of the Reference Statement (including the Accounting Policies) is set forth in Section 3.06(c) of the Disclosure Schedule.
Section 3.07 Absence of Undisclosed Material Liabilities. There are no Liabilities of the Acquired Companies of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, other than Liabilities (a) reflected or reserved against on the balance sheet included in the Interim Financial Statements, (b) set forth in Section 3.07 of the Disclosure Schedule, or (c) incurred since the Interim Financial Statement Date in the ordinary course of business of the Acquired Companies and not material to the Acquired Companies.
Section 3.08 Conduct in the Ordinary Course. Since the Interim Financial Statement Date, except as set forth in Section 3.08 of the Disclosure Schedule or as contemplated by this Agreement, (i) the Acquired Companies have operated in the ordinary course and (ii) there has not occurred any Material Adverse Effect or any event that could reasonably be expected to lead to a Material Adverse Effect.
Section 3.09 Litigation. Except as set forth in Section 3.09 of the Disclosure Schedule, there is no Action pending or, to the Knowledge of Parent, threatened against (a) any Acquired Company or before any Governmental Authority or (b) the Parent or the Seller that would affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.
Section 3.10 Compliance with Laws. (a) To the Knowledge of Parent, except as set forth in Section 3.10(a) of the Disclosure Schedule, the Acquired Companies have, in all material respects, conducted and continue to conduct the Business in accordance with all Laws and Governmental Orders applicable to the Acquired Companies and the Acquired Companies are not in material violation of any such Law or Governmental Order.
(b) The Acquired Companies possess all material Permits necessary to enable them to conduct the Business as currently conducted and to own and operate all properties of the Acquired Companies as currently operated. Section 3.10(b) of the Disclosure Schedule set forth a list of all material Permits applicable to the Business.
Section 3.11 Environmental Matters. (a) (i) The Acquired Companies are in material compliance with all applicable Environmental Laws; and (ii) there are no Actions pending or, to the Parent’s Knowledge, threatened, against the Acquired Companies pursuant to any Environmental Law.
(b) The parties acknowledge and agree that (i) the representations and warranties contained in this Section 3.11 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any environmental, health or safety matter, including natural resources, related in any way to the Acquired Companies and the Business, including the Assets, or to this Agreement or its subject matter, and (ii) no other representation contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.
Section 3.12 Intellectual Property. (a) Section 3.12(a) of the Disclosure Schedule sets forth a list of the Company Intellectual Property. To the Knowledge of the Parent, no person is engaging in any activity that infringes any Company Intellectual Property. No written claim, demand or communication has been asserted to any Acquired Company, nor is there any Action pending, or, to the Parent’s Knowledge, threatened which asserts that the use of any Company Intellectual Property infringes the patents, trademarks, or copyrights of any Person.
(b) Section 3.12(b) of the Disclosure Schedule identifies each item of Software that any Acquired Company (1) owns, (2) uses pursuant to an administrative services or similar agreement with Parent or any of its Affiliates (other than the Acquired Companies), or (3) uses pursuant to a written license or agreement with a third party, excluding commercially available, “off-the-shelf” third party software, and third party Software licensed under “shrink-wrap” or “click wrap” arrangements. True and correct copies of all such software licenses and agreements have been made available to the Purchaser. Except as set forth on Section 3.12(b) of the Disclosure Schedule, and subject to any consents or payments described thereon, the Acquired Companies will have the right to continue using all such Software from and after the Closing in the same manner as currently used.
Section 3.13 Real Property. (a) Section 3.13(a) of the Disclosure Schedule sets forth a list of all Owned Real Property owned by any of the Acquired Companies. The Acquired Companies identified in Section 3.13 of the Disclosure Schedule have good and marketable title to the Owned Real Property, free and clear of all Encumbrances other than Permitted Encumbrances.

(b) Section 3.13(b) of the Disclosure Schedule lists the address of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property. Except as described in Section 3.13(b) of the Disclosure Schedule (i) the Parent has delivered to the Purchaser, true and complete copies of the leases in effect at the date hereof relating to the Leased Real Property; (ii) no Acquired Company has received any written notice of, or is in, any material default, violation or breach under any lease relating to the Leased Real Property; and (iii) there has not been any sublease or assignment entered into by any Acquired Company in respect of the leases relating to the Leased Real Property.
Section 3.14 Employee Benefit Matters.
(a) Section 3.14(a) of the Disclosure Schedule contains a list of all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), currently maintained or contributed to by Parent, Seller or the Acquired Companies as of the date of this Agreement for the benefit of any officers or employees of any of the Acquired Companies (the “Pension Plans”) and all “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), bonus, stock option, stock purchase, deferred compensation plans or arrangements and other employee fringe benefit plans, including severance plans or policies, currently maintained, or contributed to, by Parent, Seller or the Acquired Companies as of the date of this Agreement for the benefit of any officers or employees of the Acquired Companies (all the foregoing, including the Pension Plans, being herein called “Plans”). Except as set forth in Section 3.14(a) of the Disclosure Schedule, the Acquired Companies are not the primary sponsors, and have never been the primary sponsors of any “employee benefit plans” (as defined in Section 3(3) of ERISA). The Acquired Companies have adopted employee benefit plans for the benefit of the employees, which employee benefit plans have been sponsored and maintained by their Affiliates.
(b) With respect to each “employee benefit plan” (as defined in Section 3(3) of ERISA) which is, or at any time during the six (6) year period preceding the Closing Date was, sponsored or maintained by (or to which contributions are, were, or at any time during the six (6) year period preceding the Closing Date were required to have been made by) either (1) Parent or (2) any other organization which is a member of a controlled group of organizations (within the meaning of Code sections 414(b), (c), (m) or (o)) of which Parent is a member (collectively, the “Parent Benefit Plans”), and which is subject to Title IV of ERISA, except as set forth on Section 3.14(b) of the Disclosure Schedule: (i) no such plan or related trust has been terminated; (ii) no liability to the Pension Benefit Guaranty Corporation (the “PBGC”) has been or is expected to be incurred; (iii) the PBGC has not instituted and, to the Knowledge of Parent, is not expected to institute any termination proceedings; (iv) there has been no reportable event for which the 30-day reporting requirement has not been waived (within the meaning of ERISA section 4043); (v) there exists no condition or set of circumstances that presents a material risk of the termination by the PBGC; and (vi) no accumulated funding deficiency (within the meaning of ERISA section 302 and Code section 412) whether or not waived, exists. Except as set forth in Section 3.14(b) of the Disclosure Schedule, there does not now exist and there are no existing circumstances that could result in any material Controlled Group Liability that would be a Liability of the Acquired Companies or Purchaser following the Closing. Without limiting the generality of the foregoing, neither the Company nor any ERISA

Affiliate has engaged in any transaction described in Section 4069 of ERISA or any transaction that constitutes a withdrawal under Section 4201 et seq. of ERISA. For the purposes of this Agreement, “Controlled Group Liability” means any and all Liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) the continuation-coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code and the portability and nondiscrimination requirements of Sections 701 et seq. of ERISA and Sections 9801 et seq. of the Code, (v) Section 4975 of the Code, and (vi) any corresponding or similar applicable Laws.
(c) Except as set forth in Section 3.14(c) of the Disclosure Schedule, (1) each Plan has been administered in all material respects in accordance with its terms; (2) Parent, Seller and the Acquired Companies and all the Plans are in compliance in all material respects with the applicable provisions of ERISA, the Code, all applicable Laws and any applicable collective bargaining agreements; (3) all material reports, returns and similar documents with respect to the Plans required to be filed by Parent, Seller and the Acquired Companies with any Governmental Authority or distributed to any Plan participant in regard to the Acquired Companies have been filed or distributed in accordance with such requirements in all material respects; and (4) there are no proceedings pending or, to the Knowledge of Parent, threatened against or involving any Plan and, to the Knowledge of Parent, there are no investigations by any Governmental Authority or other claims (except routine claims for benefits payable in the normal operation of the Plans) pending or threatened against or involving any Plan or asserting any rights to benefits under any Plan. Except as otherwise provided in Section 3.14(c) of the Disclosure Schedule, from and after the Closing Date, none of the Acquired Companies will have any liability under any of the Plans.
(d) Except as set forth in Section 3.14(d) of the Disclosure Schedule, no employee or former employee of any of the Acquired Companies will become entitled to any bonus, retirement, severance, or similar benefit solely as a result of the transactions contemplated by this Agreement.
(e) None of the employees of any of the Acquired Companies are covered by any collective bargaining or union contracts. With respect to the Business or operations of the Acquired Companies, (1) the Acquired Companies are each in material compliance with all Laws respecting labor and labor practices, employment and employment practices, terms and conditions of employment and wages and hours; (2) Parent has no Knowledge of any threatened action against any of the Acquired Companies pending before the National Labor Relations Board; (3) no arbitration proceeding arising out of or under any collective bargaining agreements is pending against any of the Acquired Companies; (4) none of the Acquired Companies has experienced any work stoppage, and, to Parent’s Knowledge, none is currently threatened; and (5) Parent has not received notice of any unfair employment practice complaint pending against any of the Acquired Companies before any federal or state authority.
Section 3.15 Taxes. Except as set forth in Section 3.15 of the Disclosure Schedule, (a) all Tax Returns required to have been filed by or with respect to the Acquired Companies have been timely filed (taking into account any extension of time to file granted or obtained) and are complete and correct; (b) all Taxes shown on any Tax Returns have been paid or will be timely paid; (c) no deficiency or adjustment for any Tax has been proposed, asserted or assessed by a Governmental Authority against the Acquired Companies that has not been satisfied by payment, settlement, withdrawal or reflected on the Closing Statement; and (d) there are no Tax liens on any assets of the Acquired Companies (other than Permitted Encumbrances). Except as set forth in Section 3.15 of the Disclosure Schedule:
(i) None of the Acquired Companies currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation by that jurisdiction.
(ii) The Acquired Companies have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.
(iii) No federal, state, local, or non-U.S. tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to any Acquired Company.
(iv) None of the Acquired Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(v) The Acquired Companies have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.
(vi) None of the Acquired Companies is or has been a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Reg. §1.6011-4(b).
(vii) None of the Acquired Companies is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local, or non-U.S. Tax law).
Section 3.16 Material Contracts. (a) Section 3.16(a) of the Disclosure Schedule lists each of the following contracts and agreements of the Company (such contracts and agreements being “Material Contracts”):
(i) material third party operating agreements, channel partner agreements, and service agreements;
(ii) all capital leases, loan agreements, notes, guarantees, and contracts and agreements relating to indebtedness for borrowed money, or the mortgage, pledge or transfer of, or the grant of a security interest in, any material asset of the Acquired Companies;

(iii) any contract or agreement for employment, independent contractor agreement, consulting, severance, termination, bonus, or similar agreement, or any other agreement that will require the Acquired Companies to make a payment to any Person as a result of the consummation of the transactions contemplated by this Agreement;
(iv) all contracts and agreements between any Acquired Company, on the one hand, and Parent or Seller or any of their Affiliates (other than the Acquired Companies) on the other;
(v) all contracts and agreements that limit or purport to limit the ability of the Acquired Companies to compete in any line of business or with any Person or in any geographic area or during any period of time; and
(vi) all contracts and agreements the performance of which would reasonably be expected to involve the receipt of or payment by the Acquired Companies in excess of $100,000 per year or in excess of $250,000 over the remaining term of such contract.
(b) Except as disclosed in Section 3.16(b) of the Disclosure Schedule, each Material Contract (i) is valid and binding on the Acquired Company party thereto and, to the Knowledge of the Parent, the counterparties thereto, and is in full force and effect and (ii) no Acquired Company is in material breach of or material default under any Material Contract to which it is a party. Parent has delivered or made available to the Purchaser true and complete copies of each of the Material Contracts.
Section 3.17 Title to Assets. Each of the Acquired Companies (a) has good and marketable title to all of the assets each respectively owns, free and clear of all Encumbrances, except Permitted Encumbrances and except for restrictions on subsequent transfers of the Stock under any applicable federal or state securities Laws or Subsidiary Governing Documents, and (b) such assets are in good condition (subject to normal wear and tear and immaterial impairments of value and damage) and are generally suitable for the uses for which they are used in the operation of the Business.
Section 3.18 Insurance. Section 3.18 of the Disclosure Schedule contains a complete and correct list of all insurance policies carried by, or for the benefit of, any of the Acquired Companies for each of the last three policy years, specifying the insurer, type of policy, the amount and nature of coverage and policy limits, the annual premiums and the deductible or retention amount (if any). All policies of fire, liability, workers’ compensation and all other forms of insurance owned or held by or on behalf of the Parent or the Seller with respect to the Acquired Companies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid or will be paid in the ordinary course of business (other than retroactive premiums which may be payable with respect to comprehensive general liability and workers’ compensation insurance policies or as set forth in Section 3.18 of the Disclosure), and no notice of cancellation or termination has been received by the Parent or the Seller with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation. Section 3.18 of the Disclosure

Schedule sets forth a complete and correct list of all claims or losses as of September 21, 2011 under any insurance policy of an Acquired Company relating to any event or occurrence that took place or was discovered at any time after December 31, 2009.
Section 3.19 Trading Contracts. Section 3.19 of the Disclosure Schedule sets forth a list of all Trading Contracts to which any Acquired Company was a party as of the date hereof. All such Trading Contracts set forth on Section 3.19 of the Disclosure Schedule that have been entered into by any of the Acquired Companies have been: (a) in the ordinary course of business, (b) for the purpose of meeting the Acquired Companies’ retail load obligations or hedging exposure or managing price risk arising out of such obligations, and (c) in compliance with the trading policies of the Business. Parent has delivered or made available to the Purchaser true and correct copies of each of the Trading Contracts.
Section 3.20 Brokers. Except for Morgan Stanley & Co. and Evercore Partners Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent or the Seller. The Parent is solely responsible for the fees and expenses of Morgan Stanley & Co. and Evercore Partners Inc.
Section 3.21 Business Practices. To the Knowledge of Parent, none of the Acquired Companies, nor, to the Knowledge of the Parent, any director, officer, partner, member, agent, or employee of any of the Acquired Companies has (a) engaged in any violation of the U.S. Foreign Corrupt Practices Act or any other Law relating to corruption, (b) made an unlawful payment to any Person, (c) directly or indirectly, paid, offered, or promised to pay, or authorize payment of, any monies or any other value to any government official or employee (including officers and employees of government-owned or controlled entities) or any political party, political party official or candidate for political office (collectively, “Proscribed Recipient”) for the purpose of (i) influencing any act or decision of such Proscribed Recipient, (ii) inducing such Proscribed Recipient to do or omit to do any act in violation of the lawful duty of such Proscribed Recipient, (iii) securing any improper advantage, or (iv) inducing such Proscribed Recipient to use his, her or its influence with a Governmental Authority or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, to obtain or retain business for or with, or direct business to, any Person. Each of the Acquired Companies administers policies and procedures that are reasonably designed and implemented to deter, detect and address activity that is contrary to the U.S. Foreign Corrupt Practices Act and any other applicable Laws relating to corruption.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER
The Purchaser hereby represents and warrants to the Parent and to the Seller as follows:
Section 4.01 Organization and Authority of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not adversely affect the ability of Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement. The execution and delivery by the Purchaser of this Agreement, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been, and upon their execution such other documents to which the Purchaser is a party shall have been, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes, and upon their execution such other documents to which the Purchaser is a party shall constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).
Section 4.02 No Conflict. Assuming compliance with the premerger notification and waiting period requirements of the HSR Act and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.03, the execution, delivery and performance by the Purchaser of this Agreement do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of the Purchaser; (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or its respective assets, properties or businesses; or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party; except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement. Purchaser and its Affiliates’ current business structure and organization are of such a nature that the transactions contemplated by this Agreement could not reasonably be expected to lead to a requirement that Purchaser or any of its Affiliates make proposals, execute or perform agreements or submit to orders providing for a Divestiture in order to consummate the transactions under this Agreement.
Section 4.03 Governmental Consents and Approvals. The execution, delivery and performance by the Purchaser of this Agreement to which the Purchaser is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except (a) the premerger notification and waiting period requirements of the HSR Act or (b) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Purchaser of the transactions contemplated by this Agreement.

Section 4.04 Investment Purpose. The Purchaser is acquiring the Stock solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable Laws, including United States federal securities Laws. The Purchaser agrees that the Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws. The Purchaser is able to bear the economic risk of holding the Stock for an indefinite period (including total loss of its investment), and (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of their investment.
Section 4.05 Financing. The Purchaser has, and at Closing will have, sufficient immediately available funds to pay, in cash, the Purchase Price and all other amounts payable pursuant to this Agreement or otherwise necessary to consummate all the transactions contemplated hereby. Upon the consummation of such transactions, (a) the Purchaser will not be insolvent, (b) the Purchaser will not be left with unreasonably small capital, (c) the Purchaser will not have incurred debts beyond its ability to pay such debts as they mature and (d) the capital of the Purchaser will not be impaired.
Section 4.06 Litigation. No Action by or against the Purchaser or its Affiliates is pending or, to the best knowledge of the Purchaser, threatened, which could affect the legality, validity, enforceability or performance of this Agreement or the consummation of the transactions contemplated hereby.
Section 4.07 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.
Section 4.08 Independent Investigation; Seller’s Representations. The Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Business, which investigation, review and analysis was done by the Purchaser and its Affiliates and representatives, including expert advisers that are experienced in the valuation of businesses such as the Business and the purchase of stock, property and assets such as the Stock as contemplated hereby. The Purchaser acknowledges and confirms that it and its representatives have been provided access to the personnel, properties, premises and records of the Business for such purpose and to enable Purchaser to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. In entering into this Agreement, the Purchaser acknowledges and confirms that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Parent, the Seller or their representatives (except the specific representations and warranties of the Parent set forth in Article III and the schedules thereto). The Purchaser hereby acknowledges and agrees that (a) other than the representations and warranties made in Article III, none of the Parent, the Seller, their Affiliates, or any of their respective officers, directors, employees or representatives make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Acquired Companies, the Stock or the Assets, including as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of the Business by the Purchaser after the Closing in any manner other than as used and operated by the Parent, the Seller and the Acquired Companies or (iii) the probable success or profitability of the Business after the Closing and (b) other than the indemnification obligations of the Parent set forth in Article IX, none of the Parent, the Seller, their Affiliates, or any of their respective officers, directors, employees or representatives will have or be subject to any liability or indemnification obligation to the Purchaser or to any other Person resulting from the distribution to the Purchaser, its Affiliates or representatives of, or the Purchaser’s use of, any information relating to the Business, including the Confidential Information Presentation, and any information, documents or material made available to the Purchaser, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Purchaser or in any other form in expectation of the transactions contemplated by this Agreement.
ARTICLE V
ADDITIONAL AGREEMENTS
Section 5.01 Conduct of Business Prior to the Closing. (a) The Parent and Seller covenant and agree that, except as contemplated by this Agreement, as required by any agreement to which the Parent, the Seller or any Acquired Company is a party, or as described in Section 5.01 of the Disclosure Schedule, between the date hereof and the Closing, the Acquired Companies will conduct the Business in the ordinary course in all material respects and use commercially reasonable efforts to preserve intact in all material respects the business organization of the Business and relationships with customers, suppliers, creditors, lessors and employees. Between the date hereof and the Closing, the Parent and Seller agree to comply with the FCP Energy Risk Management Policy Version 5.1, dated August 5, 2011, and to hedge new sales of the Acquired Companies in a manner consistent with past practice. Nothing contained herein shall give the Purchaser any right to manage, control, direct or be involved in the management of the Acquired Companies or their business operations prior to the Closing. Prior to Closing, each of the Parent, the Seller and the Acquired Companies shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.
(b) Purchaser shall not knowingly or willfully take, or permit any of its Affiliates to take, or omit to take, or permit any of its Affiliates to omit to take, any action (i) that would, or is reasonably likely to, prevent or materially delay the consummation of, or materially impair Purchaser’s ability to consummate, the transactions contemplated by this Agreement or (ii) that is intended or is reasonably likely to result in (x) any of the conditions set forth in Article VIII not being satisfied or (y) a breach or violation of any provision of this Agreement by Purchaser.
(c) Without the prior written consent of the Purchaser, except as contemplated by Article VI, none of the Acquired Companies will, between the date hereof and the Closing, (1) make any change in employment or compensation terms for any employee, (2) establish, adopt, enter into, or, except as required by Law, amend any Plan, (3) make any new grants or awards under any Plan, or (4) hire any new employees other than as may be necessary to replace any employees whose employment terminates after the date of this Agreement; provided, however, that none of the Acquired Companies shall hire any new employees to replace any of the employees listed on Section 6.02 of the Disclosure Schedule.
(d) Without the prior written consent of the Purchaser, neither the Parent nor any of the Acquired Companies shall, between the date hereof and the Closing, make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Acquired Companies, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Acquired Companies, or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission could reasonably be expected to increase the future Tax liability or decrease any future Tax benefit of the Acquired Companies.
Section 5.02 Access to Information. (a) From the date hereof until the Closing, upon reasonable notice, the Parent shall cause the Acquired Companies and their officers, directors, employees, agents, representatives, accountants and counsel to (i) afford the Purchaser and its authorized representatives reasonable access to the offices, properties and books and records of the Acquired Companies and (ii) furnish to the officers, employees, and authorized agents and representatives of the Purchaser such additional financial and operating data and other information regarding the Business (or copies thereof) as the Purchaser may from time to time reasonably request; provided, however, that any such access or furnishing of information shall be conducted at the Purchaser’s expense, during normal business hours, under the supervision of the Parent’s personnel and in such a manner as not to interfere with the normal operations of the Business. Notwithstanding anything to the contrary in this Agreement, the Parent shall not be required to disclose any information to the Purchaser if such disclosure would, in the Parent’s sole discretion, (i) cause significant competitive harm to the Business if the transactions contemplated hereby are not consummated, (ii) jeopardize any attorney-client or other legal privilege or (iii) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof.
(b) In order to facilitate the resolution of any claims made against or incurred by the Parent relating to the Business, for a period of seven years after the Closing, the Purchaser shall (i) retain the books and records relating to the Business and the Acquired Companies relating to periods prior to the Closing and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of the Parent reasonable access (including the right to make, at the Parent’s expense, photocopies), during normal business hours, to such books and records.
Section 5.03 Confidentiality. (a) The terms of the Confidentiality Agreement, dated as of June 7, 2011 (the “Confidentiality Agreement”), between the Parent and the Purchaser are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of the Purchaser under this Section 5.03 shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect.
(b) Nothing provided to the Purchaser pursuant to Section 5.02(a) shall in any way amend or diminish the Purchaser’s obligations under the Confidentiality Agreement. The Purchaser acknowledges and agrees that any information provided to the Purchaser pursuant to Section 5.02(a) or otherwise by the Parent, the Seller, any Acquired Company or any officer, director, employee, agent, representative, accountant or counsel thereof shall be subject to the terms and conditions of the Confidentiality Agreement.
Section 5.04 Regulatory and Other Authorizations; Notices and Consents. (a) Each of the parties shall use its reasonable efforts to promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to make promptly its respective filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within three (3) Business Days of the date hereof and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act. Neither Parent nor the Seller shall be required to pay any fees or other payments to any Governmental Authorities in order to obtain any such authorization, consent, order or approval.
(b) Without limiting the generality of each party’s undertaking pursuant to Section 5.04(a), each party agrees to use its reasonable efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any United States antitrust authority or any other party so as to enable the parties hereto to expeditiously close the transactions contemplated hereby no later than December 1, 2011 (the “Termination Date”). In addition, the Purchaser shall use its reasonable efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing by the Termination Date unless the parties to this Agreement agree that litigation is not in their mutual best interests.
(c) Notwithstanding anything to the contrary in this Agreement, neither Purchaser nor any of its Affiliates shall be under any obligation to make proposals, execute or perform agreements or submit to orders providing for a Divestiture.
(d) Each party to this Agreement shall promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority. Neither party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry in respect of this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement and applicable Law, the parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods including under the HSR Act. Subject to the Confidentiality Agreement, the parties to this Agreement will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement.
(e) Each of the parties shall use its reasonable best efforts to promptly obtain the consents of third parties set forth on Section 3.04 of the Disclosure Schedule that are necessary for the performance of its obligations pursuant to this Agreement and will cooperate fully with the other party in promptly seeking to obtain such consents.
Section 5.05 Notifications; Update of Disclosure Schedule. Prior to the Closing Date, Parent may supplement or amend the Disclosure Schedule furnished by it under this Agreement to reflect matters arising after the date of this Agreement. Any such supplement or amendment to the Disclosure Schedule shall not have the effect of modifying the representations or warranties of Parent contained in this Agreement for purposes of determining satisfaction of the conditions set forth in Section 8.02 or for purposes of determining a breach of the representations and warranties of Parent for purposes of Section 9.02.
Section 5.06 Transition Services. Following the Closing, the Parent shall provide, or cause to be provided, to the Business certain services that are currently provided by the Parent and its Affiliates to the Business, all as more fully set forth in a transition services agreement substantially in the form attached hereto as Exhibit 5.06 (the “Transition Services Agreement”) to be entered into by the Parent or its Affiliate and the Purchaser as of the Closing.
Section 5.07 Further Action. The parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.
Section 5.08 No Solicitation or Negotiation. The Parent and the Seller agree that between the date of this Agreement and the earlier of (a) the Closing or (b) the termination of this Agreement in accordance with its terms, the Parent and the Seller shall not (and shall cause their respective Affiliates not to), directly or indirectly: (i) solicit, initiate or encourage any other proposals or offers from any Person relating to any acquisition of all or any portion of the equity interests of any Acquired Company or material Assets or (ii) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, any effort or attempt by any other Person to seek to do any of the foregoing. The Parent and the Seller shall (and shall cause their respective Affiliates to) immediately cease and cause to be terminated all existing discussions, negotiations or other communications with any Persons heretofore conducted with respect to any of the foregoing.

Section 5.09 Termination of Certain Agreements. Except as set forth on Section 5.09 of the Disclosure Schedule, all agreements between the Parent or the Seller or any Affiliate of the Parent or the Seller (other than the Acquired Companies), on the one hand, and any Acquired Company, on the other hand, shall be terminated as of the Closing, and all obligations and liabilities thereunder shall be satisfied on the Closing in accordance with the terms of such agreements, other than any agreements relating to the indemnification of current directors, managers, members and/or officers of any Acquired Company.
Section 5.10 Director/Manager/Member and Officer Liability and Indemnification. For the duration of a period of six years commencing on the Closing, the Purchaser shall not, and shall not permit any Acquired Company to amend, repeal or otherwise modify any provision in any Acquired Company’s organizational governing documents, including any articles of incorporation, bylaws, operating agreement or partnership agreement (including the Subsidiary Governing Documents), relating to the exculpation or indemnification of any officers, managers, members and/or directors, it being the intent of the parties hereto that the present (as of the Closing) and former officers, managers, members and directors of any Acquired Company shall continue to be entitled to such exculpation and indemnification to the full extent of the Law. Parent shall, prior to the Closing, cooperate with Purchaser to cause Parent’s existing director and officer liability insurance policy to be converted, at Purchaser’s expense, into a runoff policy.
Section 5.11 Release of Letters of Credit and Guarantees; Deposits.
(a) Prior to the Closing, and subject to the terms set forth in Section 5.11(c), the Purchaser shall obtain and deliver to each beneficiary of a Letter of Credit listed on Section 5.11(a) of the Disclosure Schedule a substitute letter of credit or other form of security acceptable to the beneficiary to replace in all respects such Letter of Credit, with each substitute letter of credit (or other security) having a face amount of at least the remaining amount under the Letter of Credit that it is intended to replace. Prior to Closing and subject to the terms set forth in Section 5.11(c), the Purchaser shall use its commercially reasonable efforts to obtain from the beneficiary of each Letter of Credit listed on Section 5.11(a) of the Disclosure Schedule and deliver to the Parent a full and unconditional release of all of the obligations of the Parent and its applicable Affiliates (other than the Acquired Companies) with respect to such Letter of Credit (which release shall be reasonably acceptable to the Parent and provides for the return to the Parent of each such Letter of Credit marked cancelled). For the purposes of this Agreement, “Letters of Credit” shall mean, collectively, all letters of credit issued in connection with the Business for which the Parent or any of its Affiliates (other than any Acquired Companies) is an applicant. The Letters of Credit, to the extent existing as of the date hereof, are set forth in Section 5.11(a) of the Disclosure Schedule. Notwithstanding the foregoing, to the extent that, prior to Closing, Purchaser is not able to provide a substitute letter of credit or other security for any of the Letters of Credit set forth in Section 5.11(a) of the Disclosure Schedule that are marked with an asterisk (*), Purchaser shall cause to be delivered to Parent at Closing a guarantee by Centrica plc (“Guarantor”) in favor of Seller and Parent in the form attached hereto as Exhibit A (the “Purchaser’s Guarantee”), pursuant to which Guarantor will provide a guarantee in the amount of such Letters of Credit as to which substitute collateral is not provided prior to Closing (the “Continuing LCs”). Purchaser shall use its commercially reasonable efforts to cause such Continuing LCs to be released within thirty (30) days following the Closing Date, and in any event shall cause such continuing Letters of Credit to be released within sixty (60) days following the Closing Date.
(b) Prior to the Closing, and subject to the terms set forth in Section 5.11(c), the Purchaser shall obtain and deliver to each beneficiary of a Guarantee listed on Section 5.11(b) of the Disclosure Schedule a substitute guarantee or other form of security acceptable to the beneficiary to replace in all respects such Guarantee (provided that the Purchaser shall not be required to issue (or have issued on its behalf) any performance guarantees). Prior to the Closing, and subject to the terms set forth in Section 5.11(c), the Purchaser shall use commercially reasonable efforts to obtain from the beneficiary of each Guarantee listed on Section 5.11(b) of the Disclosure Schedule and deliver to the Parent a full and unconditional release of all of the obligations of the Parent and its Affiliates (other than any Acquired Companies) with respect to such Guarantee (which release shall be reasonably acceptable to the Parent). For the purposes of this Agreement, “Guarantees” shall mean, collectively, those indemnities, performance bonds, surety bonds, performance guaranties, other guaranty obligations, keepwells, net worth maintenance agreements, reimbursement obligations, letters of comfort and other similar arrangements to which the Parent or any of its Affiliates (other than any Acquired Company) is a party or by which any of them are bound in favor of, or for the benefit of, any Acquired Company or the Business (other than the Letters of Credit). All Guarantees, to the extent existing as of the date hereof, are set forth in Section 5.11(b) of the Disclosure Schedule.
(c) Parent and Seller shall cooperate fully with the Purchaser to facilitate the release of the Letters of Credit and Guarantees, including initiating contact with each of the counterparties and requesting the release thereof, providing all necessary information to the Purchaser and providing dedicated legal and financial personnel of Parent or Seller to interact with the Purchaser and the counterparties. The Parent agrees that, with respect to Sections 5.11(a) and 5.11(b) of the Disclosure Schedule, the Parent shall have the continuing obligation until the Closing to supplement or amend promptly such sections of the Disclosure Schedule with respect to any Letters of Credit or Guarantees, as the case may be, which, if existing at the date of this Agreement, would have been required to be set forth in Section 5.11(a) or Section 5.11(b), respectively, and to provide such supplements or amendments to the Purchaser on a regular basis.
Section 5.12 Financing. Purchaser acknowledges and agrees that the consummation of the transactions contemplated by this Agreement is not conditional upon the receipt by Purchaser of the proceeds of any financing and that any failure by Purchaser to have available within three (3) Business Days after the conditions to Closing set forth in Article VIII are satisfied or capable of satisfaction all funds necessary to consummate the Purchase shall constitute a material breach by Purchaser of this Agreement.
Section 5.13 Competing Transactions. Purchaser agrees that it shall not, and shall not permit any of its Affiliates to, directly or indirectly, acquire or agree to acquire, or be acquired or agree to be acquired by, whether by merger, consolidation, or purchasing a substantial portion of the assets of or equity in, any Person offering competitive energy supply services to retail customers within ERCOT, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger, consolidation or purchase could reasonably be expected to (x) impose any material delay in the expiration or termination of any applicable waiting period or impose any material delay in the obtaining of, or increase the risk of not obtaining, any Governmental Approvals necessary to consummate the Purchase or (y) increase the risk of any Governmental Authority entering a prohibitive order; provided, however, that nothing in this Section 5.13 will apply to any acquisition of, or agreement to acquire, Centrica plc, whether by merger, consolidation, or purchasing a substantial portion of the assets of or equity in such company.
Section 5.14 Non-Competition/Non-Solicitation.
(a) The Parent, Seller, and their Affiliates agree that for a period of thirty-six (36) months beginning at the Closing, neither Parent, Seller, nor their Affiliates will offer, or participate through ownership in offering, competitive energy supply services to retail customers within the region of the Electric Reliability Council of Texas (“ERCOT”); provided the foregoing will not restrict Parent, Seller or any of their Affiliates (i) from entering into any merger, consolidation, acquisition, change of control or other similar transaction in which Parent, Seller or an Affiliate is acquired by a Person that offers, or whose Affiliate offers, competitive energy supply services to retail customers in ERCOT, or (ii) from entering into any merger, consolidation, acquisition, change of control or other similar transaction in which Parent, Seller or an Affiliate acquires a Person that (together with its Affiliates) is engaged in offering competitive energy supply services to retail customers in ERCOT, so long as (A) such Person (together with any Affiliates that are acquired) does not have more than 25,000 retail customers in ERCOT and (B) no more than twenty percent (20%) of the revenues of such Person (together with any Affiliates that are acquired) are derived from offering competitive energy supply services to retail customers in ERCOT.
(b) The Parent, Seller, and their Affiliates agree that they shall not, for a period of twenty-four (24) months beginning at the Closing, in any manner directly or indirectly or by assisting others, recruit or hire away or attempt to recruit or hire away, on their behalf or on behalf of any other Person, any Transferred Employee that is employed at any Acquired Company.
(c) The Parent and Seller, for themselves and on behalf of their Affiliates, acknowledge and agree that the restrictions set forth in this Section 5.14 are reasonably designed to protect the Purchaser’s substantial investment and are reasonable with respect to duration, geographical area and scope.
ARTICLE VI
EMPLOYEE MATTERS
Section 6.01 Offer of Employment.
As of the Closing, the Purchaser shall cause the Acquired Companies to continue the employment, on terms and conditions (e.g., salary, wages, bonuses, commissions, etc.) that specifically and collectively are comparable to such terms and conditions as in effect prior to the Closing, to each of the then employees of the Acquired Companies listed on Exhibit 6.01, including, but not limited to, active employees, those employees on approved leaves of absence and those employees on disability leaves of absence for a period of less than 6 months (the “Transferred Employees”). Any expressed intention by Purchaser to continue the employment of the Transferred Employees as set forth in this Section 6.01 will not constitute a contract on the part of Purchaser to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Purchaser may establish pursuant to individual offers of employment, and employment offered by Purchaser is “at will” and may be terminated by Purchaser or by an employee at any time for any reason (subject to any written commitments to the contrary made by Purchaser or an employee and to any requirements of applicable Law). Nothing in this Agreement will be deemed to prevent or restrict in any way the right of Purchaser to terminate, reassign, promote or demote any of the Transferred Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees. Further, the provisions of this Article VI are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to constitute an amendment to any of the compensation and benefit plans maintained for or provided to Transferred Employees prior to or following the Closing Date, or confer upon or give to any person (including for the avoidance of doubt any current or former directors, officers, owners, employees, or independent contractors of the Acquired Companies) any legal or equitable rights or remedies with respect to the matters provided for in this Article VI or any other provision of this Agreement.
Section 6.02 Employee Benefits.
Except as set forth on Section 6.02 of the Disclosure Schedule, as of the Closing, each Transferred Employee and each employee of the Acquired Companies shall cease to be covered under the Plans. As of the Closing, the Purchaser shall maintain employee benefit and compensation arrangements, for the benefit of Transferred Employees that provide for compensation and benefits (both specifically and in the aggregate) equal to the compensation and benefits provided to such Transferred Employees under the Plans in effect immediately prior to the Closing, or that provide compensation and benefits (both specifically and in the aggregate) equivalent to those provided under corresponding plans of the Purchaser which are applicable to their respective similarly situated employees; provided, however, that changes may be made to the extent necessary to comply with applicable Laws. Each Transferred Employee shall receive credit for service with the Parent, the Seller, the Acquired Companies and their Affiliates under the Purchaser’s employee benefit plans for purposes of eligibility and vesting (but not benefit accrual), including benefits relating to vacation and paid time off; provided, however, that in no event shall such credit result in the duplication of benefits. The Purchaser shall recognize, or cause to be recognized, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Transferred Employees in the calendar year in which the Closing occurs, provided Seller timely provides to Purchaser the information necessary to comply with this obligation. Notwithstanding the foregoing, Parent and the Acquired Companies shall cause the employment of each of the individuals identified on Section 6.02 of the Disclosure Schedule to be terminated coincident with the Closing and Parent shall pay all compensation payable to such individuals, including salary, bonuses and severance and separation benefits. Seller agrees that such individuals, and their covered dependents, shall be permitted to elect to maintain continued health plan coverage under Code Section 4980B under Seller’s Plans in order to minimize disruption to their benefits.

ARTICLE VII
TAX MATTERS
Section 7.01 Section 338(h)(10) Election. Purchaser, Parent and Seller agree to make an election under Section 338(h)(10) of the Code with respect to the transactions contemplated by this Agreement.
Section 7.02 Tax Indemnities.
(a) The Parent shall indemnify and hold the Acquired Companies and the Purchaser harmless against Excluded Taxes (except to the extent that such Taxes are reflected on the Closing Statement).
(b) In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of the taxable period ending on the Closing Date shall be: in the case of Taxes that are either (x) based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, as provided under Section 7.07) or in connection with any payment of compensation or the purchase of property, deemed equal to the amount which would be payable (after giving effect to amounts which may be deducted from or offset against such Taxes) if the taxable period ended on the Closing Date; and in the case of Taxes imposed on a periodic basis with respect to the assets of any Acquired Company, deemed to be the amount of such Taxes for the entire Straddle Period (after giving effect to amounts which may be deducted from or offset against such Taxes), multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period. Any credit or refund resulting from an overpayment of Taxes for a Straddle Period shall be prorated based upon the method employed in this paragraph (b) taking into account the type of Tax to which the refund relates. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 7.02(b) shall be computed by reference to the level of such items on the Closing Date. All determinations necessary to effect the foregoing allocations shall be made in a manner consistent with prior practice of the Acquired Companies.
(c) Payment by the indemnifying party of any amount due under this Section 7.02 shall be made within ten (10) days following written notice by the indemnified party that payment of such amounts to the appropriate taxing authority is due, provided, that the indemnifying party shall not be required to make any payment earlier than two days before it is due to the appropriate taxing authority. Notwithstanding anything to the contrary herein, if the indemnified party receives an assessment or other notice of Taxes due with respect to any Acquired Company for any taxable period (or portion of any taxable period ending on or before the Closing Date) for which the indemnified party is not responsible in whole or in part pursuant to paragraph (a) of this Section 7.02, then the indemnifying party shall pay such Taxes, or if the indemnified party pays such Taxes, then the indemnifying party shall pay to the indemnified party the amount of such Taxes for which the indemnified party is not responsible within five (5) days following such payment. In the case of a Tax that is contested in accordance with the provisions of Section 7.04, payment of the Tax to the appropriate taxing authority will be considered to be due no earlier than the date a final determination to such effect is made by the appropriate taxing authority or court.
Section 7.03 Tax Refunds and Tax Benefits. (a) Any Tax refund, credit or similar benefit (including any interest paid or credited with respect thereto) relating to taxable periods (or portions of taxable period) ending on or before the Closing Date shall be the property of the Parent, and if received by the Purchaser or any Acquired Company, shall be paid over promptly to the Parent. The Purchaser shall, if the Parent so requests and at the Parent’s expense, cause any Acquired Company or other relevant entity to file for and use its reasonable best efforts to obtain and expedite the receipt of any refund to which the Parent is entitled under this Section 7.02. The Purchaser shall permit the Parent to participate in (at the Parent’s expense) the prosecution of any such refund claim.
(b) Any amount otherwise payable by the indemnifying party under Section 7.02 shall be reduced by any Tax benefit to the indemnified party arising in connection with any underlying adjustment resulting in the obligation of the indemnified party to pay Taxes or other amounts for which the indemnified party is responsible under Section 7.02 or the accrual or payment of such Taxes.
Section 7.04 Tax Claims.
(a) If after the Closing, the Purchaser receives notice of a proposed assessment or the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim on the Purchaser, its Affiliates or the Acquired Companies (a “Tax Claim”), which, if determined adversely to the taxpayer or after the lapse of time, could be grounds for indemnification by the Parent under Section 7.02, the Purchaser shall give the Parent notice of such Tax Claim within thirty (30) days of receipt of such notice; provided, however, that the failure to provide such notice shall not release the Parent from any of its obligations under this Article VII except to the extent that such failure results in a detriment to the Parent, and shall not relieve the Parent from any other Liability that it may have to Purchaser, its Affiliates or the Acquired Companies other than under this Article VII. The Parent shall be entitled to assume and control the defense of such Tax Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Purchaser within fifteen (15) days of the receipt of such notice from the Purchaser. If the Parent elects to undertake any such defense against a Tax Claim, the Purchaser may participate in such defense at its own expense. The Purchaser shall cooperate with the Parent in such defense and make available to the Parent, at the Parent’s expense, all witnesses, pertinent records, materials and information in the Purchaser or its Acquired Companies’ possession or under the Purchaser or Acquired Companies’ control relating thereto as is reasonably required by the Parent. If the Parent elects to direct the defense of any such Tax Claim, the Purchaser shall not pay, or permit to be paid, any part of such Tax Claim unless the Parent consents in writing to such payment or unless the Parent withdraws from the defense of such Tax Claim or unless a final judgment from which no appeal may be taken by or on behalf of the Parent is entered against the Purchaser or the Acquired Companies for such Tax Claim. If Parent has elected not to assume and control the defense of a Tax Claim, and Purchaser assumes the defense of any such Tax Claim and proposes to settle such Tax Claim prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Purchaser shall give the Parent prompt written notice thereof and the Parent shall have the right, at its expense, to participate in the settlement or assume or reassume the defense of such claims or proceeding.
(b) If after the Closing, the Parent receives notice of a proposed assessment or the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim on Parent or its Affiliates relating to inclusion in a combined, consolidated or group Tax Return of Parent or any of its Affiliates of items of income, gain, loss deduction or credit relating to any of the Acquired Companies (a “Combined Tax Claim”), the Parent shall be entitled to assume and control the defense of such Tax Claim at its expense and through counsel of its choice and the Purchaser shall cooperate with the Parent in such defense and make available to the Parent, at the Parent’s expense, all witnesses, pertinent records, materials and information in the Purchaser or its Acquired Companies’ possession or under the Purchaser or Acquired Companies’ control relating thereto as is reasonably required by the Parent; provided, however, the Parent shall give notice of such Combined Tax Claim to Purchaser within thirty (30) days of receipt of such notice. If Purchaser determines a settlement or final determination of such Combined Tax Claim might adversely affect Purchaser, its Affiliates or any Acquired Company after Closing, the Parent shall permit Purchaser to participate in the defense of such Combined Tax Claim and shall not settle the Claim without the consent of Purchaser, which shall not be unreasonably withheld.
(c) With respect to Straddle Periods, the Parent may elect to direct and control, through counsel of its own choosing, any Tax Claim involving any asserted Tax liability with respect to which indemnity may be sought from the Parent pursuant to Section 7.02. If the Parent elects to direct a Tax Claim, the Parent shall within 90 days of receipt of the notice of asserted Tax liability notify the Purchaser of its intent to do so, and the Purchaser shall cooperate and shall cause the Acquired Companies to fully cooperate, at the Parent’s expense, in each phase of such Tax Claim. If the Parent elects not to direct the Tax Claim, the Purchaser may assume control of such Tax Claim (at the Purchaser’s expense). However, in such case, none of the Purchaser or any Acquired Company may settle or compromise any asserted liability without prior written consent of the Parent; provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, the Parent may participate, at its own expense, in the Tax Claim.
(d) The Purchaser and the Parent agree to cooperate, and the Purchaser agrees to cause the Acquired Companies to cooperate, in the defense against or compromise of any claim in any Tax Claim.
Section 7.05 Preparation of Tax Returns. (a) The Parent shall prepare and file (or cause the Acquired Companies to prepare and file) all Tax Returns relating to the Acquired Companies for taxable periods ending on or before the Closing Date; provided, however, that the Parent shall permit the Purchaser to review and comment on each such Tax Return filed after the Closing Date which is a separate Tax Return of one or more of the Acquired Companies. With respect to a combined or consolidated Tax Return filed after the Closing Date which includes income, gain, loss, deduction or credit of any Acquired Company and the Parent or its Affiliates, the Parent shall prepare a pro forma return of each Acquired Company and shall permit Purchaser to review and comment on such return.

(b) The Purchaser shall prepare and file (or cause the Acquired Companies to prepare and file) all Tax Returns that relate to the Acquired Companies for taxable periods ending after the Closing Date (including Straddle Periods). Such Tax Returns shall be prepared on a basis consistent with those prepared for prior taxable periods unless a different treatment of any item is required by Law. With respect to any Tax Return required to be filed with respect to any Acquired Company after the Closing Date and as to which Taxes are allocable to the Seller under Section 7.02 hereof, the Purchaser shall provide the Parent and its authorized representative with a copy of such completed Tax Return and a statement (with which the Purchaser will make available supporting schedules and information) certifying the amount of Tax shown on such Tax Return that is allocable to the Parent pursuant to Section 7.02 at least 30 days prior to the due date (including any extension thereof) for filing of such Tax Return, and the Parent and its authorized representative shall have the right to review and comment on such Tax Return and statement prior to the filing of such Tax Return. The Parent and the Purchaser agree to consult and to attempt in good faith to resolve any issues arising as a result of the review of such Tax Return and statement by the Parent or its authorized representative.
Section 7.06 Tax Cooperation and Exchange of Information. The Parent, Seller and the Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other (and the Purchaser shall cause the Acquired Companies to provide such cooperation and information) in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities. The Parent and the Purchaser shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 7.06. Notwithstanding anything to the contrary in Section 5.02, each of the Parent and the Purchaser shall retain all Tax Returns, work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters of the Acquired Companies for any taxable period that includes the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions or (ii) six years following the due date (without extension) for such Tax Returns. After such time, before the Parent or the Purchaser shall dispose of any such documents in its possession (or in the possession of its Affiliates), the other party shall be given an opportunity, after 90 days prior written notice, to remove and retain all or any part of such documents as such other party may select (at such other party’s expense). Any information obtained under this Section 7.05 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.
Section 7.07 Conveyance Taxes. The Purchaser shall be liable for, shall hold the Parent and its Affiliates harmless against, and agrees to pay any and all Conveyance Taxes that may be imposed upon, or payable or collectible or incurred in connection with this Agreement and the transactions contemplated hereby. The Purchaser and the Parent agree to cooperate in the execution and delivery of all instruments and certificates necessary to enable the Purchaser to comply with any pre-Closing filing requirements.

Section 7.08 Tax Covenants. (a) Neither the Purchaser nor any Affiliate of the Purchaser shall take, or cause or permit any Acquired Company to take, any action or omit to take any action which could increase the Parent’s or any of its Affiliates’ liability for Taxes.
(b) Neither the Purchaser nor any Affiliate of the Purchaser shall amend, refile or otherwise modify, or cause or permit the Company to amend, refile or otherwise modify, any Tax election or Tax Return with respect to any taxable period (or portion of any taxable period), ending on or before the Closing Date unless required by Law without the prior written consent of the Parent.
Section 7.09 338(h)(10) Election and Purchase Price Allocation.
(a) Seller shall be responsible for the preparation and filing of all forms and documents required to effectuate an election under Section 338(h)(10) of the Code (the “Section 338(h)(10) Election”) and shall provide the Purchaser with a copy of such filings for Purchaser’s review and comment at least sixty (60) days prior to the due date therefore, taking into account any timely filed extensions of time to file such filings. In addition to the Form 8023 and any other corresponding or similar forms required under state, local or foreign Tax Law, the parties shall execute and deliver such additional documents or forms as are reasonably requested to properly complete the Section 338(h)(10) Election at least thirty (30) days prior to the date such Section 338(h)(10) Election is required to be filed.
(b) Parent and the Purchaser shall file and shall cause their Affiliates to file, all Tax Returns and reports in connection therewith in a manner consistent with the Section 338(h)(10) Election and shall take no position contrary thereto unless required to do so by applicable Tax Laws.
(c) The Parent and the Seller shall report on their Tax Returns and shall be responsible for the payment of any Taxes payable as a result of, any income, gain, loss, deduction or other Tax item resulting from the Section 338(h)(10) Election.
(d) (A) Prior to the Closing Parent and the Purchaser shall work together in good faith to prepare a statement (the “Initial Allocation Statement”) allocating the Purchase Price among the Assets and the Acquired Companies. The Initial Allocation Statement shall be attached hereto as Section 7.09 of the Disclosure Schedule on the Closing Date. (B) Within sixty-five (65) Business Days after the Closing Date, Purchaser shall provide to Parent a statement (the “Adjusted Allocation Statement”) allocating the Purchase Price and any other items, including liabilities of the Acquired Companies that are treated as additional Purchase Price for Tax purposes (collectively, the “Section 338(h)(10) Purchase Price”) among the Assets and the Acquired Companies. Purchaser shall prepare the Adjusted Allocation Statement in a manner that is consistent with the Initial Allocation Statement, unless Purchaser obtains the consent of the Parent (which consent shall not be unreasonably withheld, conditioned or delayed). (C) The Parent shall have thirty (30) days after receipt of the Adjusted Allocation Statement to notify Purchaser in writing of any objections. If Parent does not object in writing during such thirty (30) day period, the Adjusted Allocation Statement shall be final and binding on all parties. If the Parent objects in writing during such thirty (30) day period, the parties shall cooperate in good faith to reach a mutually agreeable allocation of the Section 338(h)(10)

Purchase Price, which allocation shall be binding on all parties. If the parties are unable to reach an agreement, any disputed items shall be referred to an independent accounting firm or appraiser for resolution, and the determination of the independent accounting firm or appraiser shall be final and binding on all parties. The fees and expenses of the independent accounting firm shall be paid fifty percent (50%) by Parent and fifty percent (50%) by the Purchaser. (D) Parent and the Purchaser agree to file all Tax Returns (including IRS Form 8883) and reports consistent with the foregoing. If any Tax authority disputes the allocation of the Section 338(h)(10) Purchase Price as reflected on the final Adjusted Allocation Statement, the party receiving notice of the dispute shall promptly notify the other party.
Section 7.10 Miscellaneous. (a) For Tax purposes, the parties agree to treat all payments made under this Article VII, under any other indemnity provisions contained in this Agreement, and for any breaches of representations, warranties, covenants or agreements, as adjustments to the Purchase Price or as capital contributions.
(b) This Article VII shall be the sole provision governing indemnities for Taxes under this Agreement.
(c) For purposes of this Article VII, all references to the Purchaser, the Parent, the Seller, Affiliates and the Acquired Companies include successors.
(d) Notwithstanding any provision in this Agreement to the contrary, the covenants and agreements of the parties hereto contained in this Article VII shall survive the Closing and shall remain in full force until the expiration of the applicable statutes of limitations for the Taxes in question (taking into account any extensions or waivers thereof).
(e) Any Tax sharing agreement or arrangement between the Parent or any of its Affiliates (other than the Acquired Companies), on the one hand, and any of the Acquired Companies, on the other hand, shall have been terminated, and all payments thereunder settled, immediately prior to the Closing with no payments permitted to be made thereunder on and after the Closing Date.
(f) Payments by the Parent under this Article VII shall be limited to the amount of any liability or damage that remains after deducting therefrom any indemnity, contribution or other similar payment recoverable by the Purchaser, the Acquired Companies or any Affiliates of Purchaser from any third party with respect thereto.
ARTICLE VIII
CONDITIONS TO CLOSING
Section 8.01 Conditions to Obligations of the Parent and the Seller.
The obligations of the Parent and the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:
(a) Representations, Warranties and Covenants. (i) the representations and warranties of the Purchaser contained in this Agreement shall be true and correct as of the

Closing, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct, as of such other date except where the failure of such representations and warranties to be true and correct would not, in the aggregate, prevent or materially delay the performance or consummation of the transactions contemplated by this Agreement, and (ii) the covenants and agreements contained in this Agreement to be complied with or performed by the Purchaser on or before the Closing shall have been complied or performed with in all material respects.
(b) Governmental Approvals. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Stock contemplated by this Agreement shall have expired or shall have been terminated, no administrative or court orders prohibiting the Purchaser’s purchase of the Stock by any Governmental Authority shall be pending, and all regulatory approvals described in Section 3.05 of the Disclosure Schedule shall have been obtained (but without the requirement for expiration of any applicable rehearing or appeal periods).
(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions.
(d) Officer’s Certificate. Parent and Seller shall have received a certificate signed by the President or other authorized officer of the Purchaser, in form and substance reasonably satisfactory to Parent, dated the Closing Date, to the effect that each of the conditions specified above in Sections 8.01(a)-(c) have been satisfied.
(e) Release of Credit Support. Parent and its applicable Affiliates (other than the Acquired Companies) shall have been released from the credit support arrangements that Parent has provided for the Acquired Companies, including the cancellation and return of all Letters of Credit (other than any Continuing LCs) and the release of all Guarantees, in accordance with Section 5.11 of this Agreement.
(f) Deliveries. Purchaser shall have delivered to the Parent and the Seller each of the items referenced in Section 2.05.
Section 8.02 Conditions to Obligations of the Purchaser.
The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:
(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Parent contained in this Agreement that are qualified by materiality shall be true and correct as of the Closing except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct, as of such other date; (ii) the representations and warranties of the Parent contained in this Agreement that are not qualified by materiality shall be true and correct as of the Closing in all material respects except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in all material respects, as of such other date; and (iii) the covenants and agreements contained in this Agreement to be complied with or performed by the Parent or the Seller at or before the Closing shall have been complied with or performed in all material respects.
(b) Governmental Approvals. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Stock contemplated by this Agreement shall have expired or shall have been terminated and all regulatory approvals described in Section 3.05 of the Disclosure Schedule shall have been obtained (but without the requirement for expiration of any applicable rehearing or appeal periods).
(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions.
(d) Third Party Consents. The consent to the transactions contemplated by this Agreement from the third parties identified on Section 3.04 of the Disclosure Schedule shall have been obtained and the agreements identified on Section 3.04 of the Disclosure Schedule to be terminated shall have been terminated.
(e) Officer’s Certificate. Purchaser shall have received a certificate signed by the President or other authorized officer of the Parent, in form and substance reasonably satisfactory to Purchaser, dated the Closing Date, to the effect that each of the conditions specified above in Sections 8.02(a)-(d) have been satisfied.
(f) Deliveries. The Parent shall have delivered or caused the Seller to deliver to the Purchaser each of the items referenced in Section 2.04.
ARTICLE IX
INDEMNIFICATION
Section 9.01 Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in this Agreement shall survive the Closing for a period of 12 months after the Closing; provided, however, that the representations and warranties set forth in Sections 3.01, 3.02 and 3.03 and Sections 4.01 and 4.02 shall survive for a period of four (4) years; provided, further, that any claim made with reasonable specificity by the party seeking to be indemnified within the time periods set forth in this Section 9.01 shall survive until such claim is finally and fully resolved. All covenants and agreements contained herein shall remain in full force and effect for a period of 12 months following the Closing, except for those covenants and agreements that by their terms are to be performed in whole or in part after the Closing, which shall remain in full force and effect for a period of 12 months following the date by which such covenant or agreement is required to be performed; provided, however, that any claim made with reasonable specificity by the party seeking to be indemnified within the time periods set forth in this Section 9.01 shall survive until such claim is finally and fully resolved.
Section 9.02 Indemnification by the Parent. The Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (each, a “Purchaser Indemnified

Party”) shall be indemnified and held harmless by the Parent from and against all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (hereinafter, a “Loss”), arising out of or resulting from: (i) the breach of any representation or warranty made by the Parent contained in this Agreement; provided, that for purposes of determining whether there has been a breach of the representation or warranty made in Section 3.10(a) or in Section 3.21, the words “to the Knowledge of Parent” shall be disregarded; (ii) the breach of any covenant or agreement by the Parent or the Seller contained in this Agreement; or (iii) the termination of, and any separation, severance, bonus or similar obligation payable to, any of the individuals listed on Section 6.02 of the Disclosure Schedule.
Section 9.03 Indemnification by the Purchaser. The Parent and the Seller and their respective Affiliates, officers, directors, employees, agents, successors and assigns (each, a “Parent Indemnified Party”) shall be indemnified and held harmless by the Purchaser from and against any and all Losses, arising out of or resulting from: (i) the breach of any representation or warranty made by the Purchaser contained in this Agreement; or (ii) the breach of any covenant or agreement by the Purchaser contained in this Agreement.
Section 9.04 Mitigation; Adjustments. (a) Each Indemnified Party shall use its commercially reasonable efforts to mitigate any Losses under this Article IX. Purchaser shall, and shall cause the Company and its Subsidiaries to, reasonably cooperate with Parent and Seller in recovering from the Company’s insurers or other third parties (including with respect to enforcement of the Company’s or any of its Subsidiaries’ indemnification rights) any Loss paid by Parent or Seller pursuant to this Article IX.
(b) In calculating the amount of any Loss, the proceeds actually received by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person, net of any actual costs, expenses or premiums incurred in connection with securing or obtaining such proceeds, shall be deducted from such Loss.
(c) In calculating the amount of any Loss or any indemnification payment pursuant to this Article IX, there shall be deducted from such Loss an amount equal to any net Tax benefit (including the utilization of a Tax deduction or the availability of any future tax benefit) resulting from such Loss to the party claiming such Loss or indemnification. The amount of a net Tax benefit shall be the present value of the Tax benefit as of the date of any indemnification payment (using the interest rate calculation of Section 6621(a)(2) of the Code and assuming the Indemnified Party has sufficient Taxable income or other Tax attributes to permit the utilization of such Tax benefit at the earliest possible time) multiplied by (i) the combined effective federal and state corporate tax rates in effect at the time of the indemnity payment or (ii) in the case of a credit, one hundred percent (100%).
(d) If an Indemnified Party recovers an amount from a third party in respect of a Loss that is the subject of indemnification hereunder after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Article IX, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the

Indemnifying Party in respect of such Loss, plus (ii) the amount received from the third party in respect thereof, less (iii) the full amount of such Loss.
Section 9.05 Limits on Indemnification. (a) No claim may be asserted nor may any Action be commenced against either party for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or action is received by such party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or Action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or Action is based ceases to survive as set forth in Section 9.01, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.
(b) Notwithstanding anything to the contrary contained in this Agreement: (i) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 9.02(i) or (ii) or Section 9.03(i) or (ii) for any individual item where the Loss relating thereto is less than $10,000 and in respect of each individual item where the Loss relating thereto is equal to or greater than $10,000, unless and until the aggregate amount of all such indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds an amount equal to $750,000, and then only to the extent of such excess; (ii) the maximum amount of indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or resulting from the causes set forth in Section 9.02(i) or (ii) or Section 9.03(i) or (ii) shall not exceed an amount equal to seven and one-half percent (7.5%) of the Purchase Price; (iii) neither party hereto shall have any liability to any other party hereto under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, diminution in value or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement.
(c) For all purposes of this Article IX, “Losses” shall be net of (i) any insurance recovery paid to the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification and (ii) any Tax benefit available to the Indemnified Party or its Affiliates arising in connection with the accrual, incurrence or payment of any such Losses.
Section 9.06 Notice of Loss; Third Party Claims. (a) An Indemnified Party shall give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.
(b) If an Indemnified Party shall receive notice of any Action, audit, claim, demand or assessment (each, a “Third Party Claim”) against it which may give rise to a claim for Loss under this Article IX, within 30 days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that such failure results in a detriment to the Indemnifying Party and shall not relieve the Indemnifying Party from any other Liability that it may have to any Indemnified Party other than under this Article IX. The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within 15 days of the receipt of such notice from the Indemnified Party. If the Indemnifying Party elects to undertake any such defense against a Third Party Claim, the Indemnified Party may participate in such defense at its own expense. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of such Third Party Claim unless the Indemnifying Party consents in writing to such payment or unless the Indemnifying Party withdraws from the defense of such Third Party Claim liability or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third Party Claim. If the Indemnified Party assumes the defense of any such claims or proceeding pursuant to this Section 9.06 and proposes to settle such claims or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claims or proceeding.
Section 9.07 Remedies. The Purchaser and the Parent acknowledge and agree that (i) following the Closing, except in the case of fraud, the indemnification provisions of Section 9.02 and Section 9.03 shall be the sole and exclusive remedies of the Purchaser, the Parent and the Seller for any breach by the other party of the representations and warranties in this Agreement and for any failure by the other party to perform and comply with any covenants and agreements in this Agreement, except that if any of the provisions of this Agreement are not performed in accordance with their terms or are otherwise breached, the parties shall be entitled to specific performance of the terms thereof in addition to any other remedy at Law or equity, and (ii) anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Purchaser, the Parent or the Seller, after the consummation of the purchase and sale of the Stock contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby. Each party hereto shall take all reasonable steps to mitigate its Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses.
Section 9.08 Director and Officer Release. Purchaser shall cause the Company and its Subsidiaries to release each director or officer of the Company or its Subsidiaries who resigns at the Closing (or before the Closing at the request of Purchaser) from any and all liability the same may have to the Company or its Subsidiaries as a director or officer thereof arising on or before the Closing other than liabilities arising from his gross negligence, recklessness, criminal conduct or self-dealing. Parent and Seller shall release each director or officer of the Company or its Subsidiaries from any and all liability the same may have to the Parent or Seller as a director or officer of the Company or its Subsidiaries arising on or before the Closing.

Section 9.09 Tax Matters. Anything in this Article IX to the contrary notwithstanding, the rights and obligations of the parties with respect to indemnification for any and all Tax matters shall be solely governed by Article VII and shall not be subject to the provisions of this Article IX.
Section 9.10 Applicability of Article IX. For the avoidance of doubt, the parties agree that the remedies and obligations under this Article IX apply only following the Closing, and that prior to the Closing or in the event that this Agreement is terminated, the parties’ remedies will be determined by applicable Law and the provisions of Article X.
ARTICLE X
TERMINATION, AMENDMENT AND WAIVER
Section 10.01 Termination.
This Agreement may be terminated at any time prior to the Closing:
(a) by either the Parent or the Purchaser if the Closing shall not have occurred by the Termination Date; provided, however, that the right to terminate this Agreement under this Section 10.01(a) shall not be available to any party whose failure (or whose Affiliate’s failure) to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;
(b) by either the Purchaser or the Parent in the event that any Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and nonappealable;
(c) by the Parent or Seller if the Purchaser shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VIII, which breach cannot be or has not been cured within 20 days after the giving of written notice by Parent or the Seller to the Purchaser specifying such breach;
(d) by the Purchaser if the Parent shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VIII, which breach cannot be or has not been cured within 30 days after the giving of written notice by the Purchaser to the Seller specifying such breach; or
(e) by the mutual written consent of the Parent and the Purchaser.
Section 10.02 Effect of Termination.
(a) In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (i) as set forth in Section 5.03, Section 10.02(b) and Article XI and (ii) that nothing herein shall relieve either party from liability for any breach of this Agreement occurring prior to such termination.

(b) In the event that this Agreement is terminated pursuant to Section 10.01, neither Purchaser nor any of its Affiliates shall, directly or indirectly, (i) induce, encourage or solicit any Company employee to leave such employment or to accept any other position or employment with Purchaser, any of its Affiliates or any other Person, or (ii) hire or assist any other Person in hiring any Company employee, so long as such Company employee is employed by Seller or any of its Affiliates (including the Company and its Subsidiaries), provided that the foregoing restriction shall not apply to any Company employee who has left the employment of Seller and its Affiliates (including the Company and its Subsidiaries) without any breach or violation by Purchaser or any of its Affiliates of this Section 10.02(b) and shall not prohibit general solicitation by Purchaser or any of its Affiliates for employment through advertisements or other means that do not specifically target any individual Company employee or any group of Company employees.
ARTICLE XI
GENERAL PROVISIONS
Section 11.01 Expenses.
Except as otherwise specified in this Agreement, including in Section 5.04(a), all costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses, whether or not the Closing shall have occurred.
Section 11.02 Notices.
All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by electronic mail to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):
(a)	if to the Parent and the Seller:
PNM Resources, Inc.
Alvarado Square, MS-2822
Albuquerque, New Mexico 87158
Fax: (505) 241-2368
Attention: General Counsel
with a copy (which shall not constitute notice) to:
Troutman Sanders LLP
600 Peachtree Street, NE
Suite 5200
Atlanta, Georgia 30308

Fax: (404) 962-6514
Attention: Terry C. Bridges
                  Richard H. Brody
(b)	if to the Purchaser:
Direct LP, Inc.
c/o Direct Energy Marketing Limited
2225 Sheppard Ave. East Toronto, Ontario M2J5C2
Fax: (416) 590-3450
Attention: General Counsel
with a copy (which shall not constitute notice) to:
Baker & Hostetler LLP
1000 Louisiana, Suite 2000
Houston, Texas 77002
Fax: (713) 751-1700
Attention: W. Robert Shearer
Section 11.03 Public Announcements. Neither party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the other party unless otherwise required by Law or applicable stock exchange regulation; provided, however, that the parties may make internal announcements regarding this Agreement and the transactions contemplated hereby to their respective directors, officers and employees. The parties to this Agreement shall cooperate as to the timing and contents of any and all press releases, filings, public announcements or other communications.
Section 11.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.
Section 11.05 Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Parent, the Seller and the Purchaser with respect to the subject matter hereof and thereof.

Section 11.06 Assignment. This Agreement may not be assigned by operation of Law or otherwise without the express written consent of the Parent, the Seller and the Purchaser (which consent may be granted or withheld in the sole discretion of the Parent, the Seller or the Purchaser), as the case may be.
Section 11.07 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Parent, the Seller and the Purchaser or (b) by a waiver in accordance with Section 11.08.
Section 11.08 Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.
Section 11.09 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied (including the provisions of Article IX relating to indemnified parties), is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.
Section 11.10 Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.
Section 11.11 Governing Law; Reference. This Agreement (including the Confidentiality Agreement incorporated herein by reference) shall be governed by, and construed in accordance with, the laws of the State of Delaware as to all matters regardless of its conflict of Laws principles. THE PARTIES HERETO AGREE THAT VENUE IN ANY AND ALL ACTIONS AND PROCEEDINGS RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT SHALL BE IN THE COURT OF CHANCERY IN THE STATE OF DELAWARE (OR, ONLY IF THE DELAWARE COURT OF CHANCERY DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE), WHICH COURTS SHALL HAVE JURISDICTION FOR SUCH PURPOSE, AND THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE JURISDICTION OF SUCH COURTS AND IRREVOCABLY WAIVE THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING. SERVICE OF PROCESS MAY BE MADE IN ANY MANNER RECOGNIZED BY SUCH COURTS.

Section 11.12 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 11.13 Counterparts. This Agreement may be executed and delivered (including by electronic, PDF or facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parent, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PNM RESOURCES, INC.
By:	/s/ Patricia K. Collawn
	Name:	P. K. Collawn
	Title:	President and Chief Executive Officer

TNP ENTERPRISES, INC.
By:	/s/ Patricia K. Collawn
	Name:	P. K. Collawn
	Title:	President and Chief Executive Officer

DIRECT LP, INC.
By:	/s/ S. J. Murray
	Name:	S. J. Murray
	Title:	President

NOTE: Exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted exhibits or schedules to the SEC upon request.